Exhibit 5.1

Goodwin Procter LLP 601 Marshall St. Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100

February 20, 2025

TPI Composites, Inc.

9200 E. Pima Center Parkway, Suite 250

Scottsdale, AZ 85258

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as your counsel in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 1,904,365 shares (the “Shares”) of common stock, $0.01 par value per share (“Common Stock”), of TPI Composites, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s Amended and Restated 2015 Stock Option and Incentive Plan (the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that, at the time Shares are issued, the total number of then unissued Shares, when added to the number of shares of Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Common Stock authorized by the Company’s certificate of incorporation.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP